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                                                                     Exhibit 21


                                   THE TORO COMPANY
                              SUBSIDIARIES OF REGISTRANT




All of the following are subsidiaries of The Toro Company as of December 31, 1998.


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

            NAME                STATE OR OTHER JURISDICTION OF   PERCENTAGE OF VOTING SECURITIES
                                        INCORPORATION               OWNED BY IMMEDIATE PARENT
 Toro Australia Pty. Limited              Australia                           100%

 Toro Credit Company                      Minnesota                           100%

 Toro Europe                              Belgium                             100%



 Toro Foreign Sales Corporation           Barbados                            100%

 Lawn-Boy Inc.                            Delaware                            100%

 Toro Probiotic Products, Inc.            Minnesota                           100%

 Toro Sales Company                       Minnesota                           100%

 Toro Southwest, Inc.                     California                          100%

 Toro International Company               Minnesota                           100%

 Hahn Equipment Co.                       Minnesota                           100%

 Professional Turf Products of            Texas                               100%
     Texas, Inc.

 Turf Management Systems, Inc.            Minnesota                           100%

 ACN 007 664 315 Pty. Limited             Australia                           100%
     (formerly James Hardie
     Irrigation Pty. Limited)

 Irritrol Systems Europe, S.p.A.          Italy                               100%

 Exmark Manufacturing Company             Nebraska                            100%
     Incorporated
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